Exhibit 99.1

American Financial Group, Inc. Announces Death of Board Member Ken Ambrecht

CINCINNATI – September 28, 2020 – It is with great sadness that the American Financial Group Board of Directors announces the sudden passing of longtime Board member Kenneth C. Ambrecht on Friday, September 25, 2020.

Mr. Ambrecht was elected to AFG’s Board of Directors in 2005 and was a member of the Compensation and Corporate Governance Committees. He had extensive corporate finance experience, having worked in the U.S. capital markets for over 30 years. After a career in investment banking, he formed KCA Associates LLC. KCA Associates serves as a consultant to several companies, advising them with respect to financial transactions.

S. Craig Lindner and Carl H. Lindner III, Co-CEOs of American Financial, Inc., provided the following statement: “Ken served our Board with great commitment and was a trusted advisor, colleague and friend. We are thankful for his guidance, wisdom and outstanding leadership. Ken had a passion for business excellence, and he leaves a legacy grounded in strong business acumen and critical thinking, which has served AFG well over many years. He will be greatly missed. We extend our deepest condolences to Ken’s family.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $70 billion as of June 30, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Vice President – Investor & Media Relations
(513) 369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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AFG2020-23